EXHIBIT 10.4.4

VISTEON CORPORATION 2010 INCENTIVE PLAN
PERFORMANCE STOCK UNIT GRANT AGREEMENT
Visteon Corporation, a Delaware corporation (the “Company”), subject to the terms of the Visteon Corporation 2010 Incentive Plan (the “Plan”) and this Agreement, hereby grants to the Participant named in the Notification Summary or Appendix to this Agreement, performance stock units (“Performance Stock Units”) as further described herein.
1.Grant of Performance Stock Units, Target Award.
(a)The Company hereby grants to the Participant the number of Performance Stock Units set forth in the Notification Summary or Appendix, effective as of the date or dates (the “Grant Date”) and subject to the restrictions set forth in this Agreement. The Performance Stock Units represent a target number of shares of the Company’s common stock (“Stock”) to be paid (the “Target Award”) if the Company’s “Total Shareholder Return” (as defined below, “TSR”) results during the “Performance Period” (as defined below) relative to returns of similar companies is ranked #9. The actual number of shares of Stock to be transferred to the Participant, if any (the “Final Award”), may be earned up to 150% of the Target Award opportunity, or as low as zero, based on the Company’s TSR performance ranking within the TSR Peer Group (as defined below) and upon satisfaction of the conditions to vesting set forth below in this Agreement. In the event of certain corporate transactions, the number of Performance Stock Units covered by this Agreement may be adjusted by the Committee as further described in Section 13 of the Plan.
(b)For purposes of this Agreement, the “Performance Period” means the three tranches (collectively) as follows:
(i)“Tranche 1”: January 1, 2015 through December 31, 2015, which is allotted 25% of the Target Award,
(ii)“Tranche 2”: January 1, 2015 through December 31, 2016, which is allotted 25% of the Target Award, and
(iii)“Tranche 3”: January 1, 2015 through December 31, 2017, which is allotted 50% of the Target Award.
(c)For purposes of this Agreement, “Total Shareholder Return” (or “TSR”) is calculated by dividing the Closing Average Share Value (as defined below) by the Opening Average Share Value (as defined below).
(i)The term “Closing Average Share Value” means the average value of the common stock for the trading days during the twenty (20) trading days ending on the last trading day of the applicable tranche, which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the twenty-day period, (ii) multiply each closing price as of that trading date by the applicable share number described below, and (iii) average the amounts so determined for the twenty-day period. The Closing Average Share Value shall take into account any dividends on the common stock for which the ex-dividend date occurred during the applicable tranche, as if the dividend amount had been reinvested in common stock at the closing price on the ex-dividend date. The share number in clause (ii) above, for a given trading day, is the sum of one share plus the cumulative number of shares deemed purchased with such dividends. Notwithstanding the foregoing, if the Closing Average Share Value is calculated as of a Change in Control, then the Closing Average Share Value shall be based on the twenty-day period ending immediately prior to the Change in Control.
(ii)The term “Opening Average Share Value” means the average value of the common stock for the trading days during the twenty (20) trading days ending on the last trading day prior to the beginning of the applicable tranche, which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the twenty-day period, (ii) multiply each closing price as of that trading date by the applicable share number described below, and (iii) average the amounts so determined for the twenty-day period. The Opening Average Share Value shall take into account any dividends on the common stock for which the ex-dividend date occurred during the twenty-day period, as if the dividend amount had been reinvested in common stock at the closing price on the ex-dividend date. The share number in clause (ii) above, for a given trading day, is the sum of one share plus the cumulative number of shares deemed purchased with such dividends.
(d)For purposes of this Agreement, the “TSR Peer Group” includes the following 16 companies:
Autoliv, Inc.        Delphi Automotive    Magna International, Inc.
BorgWarner Inc.    Denso            Meritor Inc.
Calsonic Kansai        Faurecia        Tenneco Inc.
Continental        Federal-Mogul Corp.    Valeo
Cooper Standard    Johnson Controls Inc.
Dana Holding Corp    Lear Corporation
2.TSR Achievement, Percentage Earned, Vesting, Effect of Change in Control.
(a)The Participant’s rights to the Target Award will be based on the Participant’s continued employment and the extent to which TSR is achieved for each tranche. Awards can be “Earned” (meaning available for potential vesting) up to 150% of the Target Award opportunity based on the Company’s TSR performance ranking within the “Comparator group” (meaning Visteon plus the TSR Peer Group) as follows (award payouts for performance between the rankings specified below is determined based on straight-line interpolation):
(i)No award if Visteon is in the bottom 3,
(ii)35% of the target award if ranked #4,
(iii)100% of the target award if ranked #9,
(iv)150% of the target award if ranked #14 or higher.
However, if the TSR is negative for any tranche within the Performance Period, the Target Award Earned for that tranche cannot be greater than 100%, regardless of the ranking above, unless the Tranche 3 performance achieved is positive.
An upward adjustment to the Target Award Earned for Tranche 1 and/or Tranche 2 will be made if the Target Award Earned for Tranche 3 is higher than that of Tranche 1 and/or Tranche 2. This adjustment will be equal to the Target Award Earned for Tranche 3.
(b)If the Participant remains in the employ of the Company through January 31, 2018, the percentage of the Target Award Earned for the Performance Period through that date will vest on that date.
(c)If a Change in Control (as defined in Paragraph 3(f) of this Agreement) occurs before January 31, 2018, (x) the Performance Period will be deemed to have been terminated immediately before the Change in Control, and (y) the Performance Stock Units Earned as of the date of the Change in Control will be converted into time vesting Restricted Stock Units that will vest on January 31, 2018 if the Participant remains in the employ of the Company through that date (the “Converted Restricted Stock Units”) and, in addition, the following rules will apply:
(i)If the Converted Restricted Stock Units are not assumed, converted or replaced by the acquirer or other continuing entity, the Converted Restricted Stock Units will become fully vested immediately before the Change in Control (and any remainder of the Target Award will be forfeited).
(ii)If (A) the Converted Restricted Stock Units are assumed, converted or replaced by the acquirer or other continuing entity and (B) the Participant’s employment is terminated within 24 months following the Change in Control by the Company without Cause (other than by reason of death or disability), the Converted Restricted Stock Units will become fully vested immediately upon the termination of the Participant’s employment (and any remainder of the Target Award will be forfeited).
(iii)If (A) the Converted Restricted Stock Units are assumed, converted or replaced by the acquirer or other continuing entity and (B) the Participant’s employment continues beyond the date that is 24 months after the Change in Control, the Converted Restricted Stock Units will vest, if at all, in accordance with Paragraph 2(b), subject to Paragraph 3.
3.Termination of Employment.
(a)Except as set forth in Paragraph 2(c) or in the remaining provisions of this Paragraph 3 or as otherwise determined by the Committee, the Participant’s rights to receive any portion of the Target Award will be cancelled immediately and without notice to the Participant, and no Final Award will be made, if the Participant terminates employment with the Company before January 31, 2018. A transfer or assignment of employment to a company that is owned at least 50% directly or indirectly by the Company shall not be deemed a termination of employment solely for purposes of Performance Stock Units covered by this Agreement.
(b)Notwithstanding the provisions of Paragraph 3(a), if the Participant is placed on an approved leave of absence, with or without pay, the Participant will continue to be eligible to receive the Final Award as if the Participant was actively employed during any period of the leave.
(c)Notwithstanding the provisions of Paragraph 3(a), if the Participant’s employment with the Company is terminated by reason of disability (as defined in the Company’s long-term disability plan), death, retirement or involuntary termination by the Company without Cause, and either (x) the Participant had remained in the employ of the Company for at least 180 days following the Grant Date before the termination of the Participant’s employment with the Company, or (y) the Change in Control has occurred before the termination of employment, the Participant will be entitled to a “Pro Rata Part” of the “Full Period Award” (as those terms are defined below) for those units that do not vest upon that termination pursuant to Paragraph 2(c)(ii). For these purposes:
(i)the “Full Period Award” means that percentage of the Target Award for the Performance Period that would have been Earned as of December 31, 2017 and vested as of January 31, 2018 if the Participant had remained in the employ of the Company through January 31, 2018; and
(ii)“Pro Rata Part” means a fraction, the numerator of which is the number of days between the Grant Date and either the ending date for each Tranche of the Performance Period or the date of the termination of the Participant’s employment (whichever is earlier) and the denominator of which is 301 for Tranche 1; 667 for Tranche 2; and 1,063 for Tranche 3 (i.e.: the number of days from the Grant Date through the end of each Tranche or in the case of Tranche 3, the number of days from the Grant Date through January 31, 2018).
(d)For purposes of this Agreement, “retirement” shall mean the Participant’s voluntary termination of employment either (1) after attaining age 55 and completion of 10 years of service, or (2) after completion of at least 30 years of service, regardless of age.
(e)For purposes of this Agreement, the term “Cause” shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by (A) if the Participant is an executive officer of the Company, the Board of Directors of the Company, or (B) if the Participant is not an executive officer of the Company, the head of the Company’s global human resources department, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.
(f)For purposes of this Agreement, the term “Change in Control” has the meaning given to that term in the Plan, modified as follows:
(i)by substituting for paragraph (B) of the definition of that term in the Plan, the following language:
“(B) within any twelve month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the beginning of the twelve month period, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twelve month period or whose appointment, election or nomination for election was previously so approved or recommended (for these purposes, (x) a threatened election contest will be deemed to have occurred only if any person or entity publicly announces a bona fide intention to engage in an election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, and (y) a withhold vote campaign with respect to any director will not by itself constitute an actual or threatened election contest);”
(ii) The consummation of the sale of the Company’s shares in Halla Visteon Climate Control Corporation pursuant to the Share Purchase Agreement by and among VIHI, LLC, the Company, Hahn & Co. Auto Holdings Co. Ltd. And Hankook Tire Co. LTD dated as of December 17, 2014 will not constitute a Change in Control for Purposes of this Agreement.
4.Payment of Final Award.
(a)The Committee will determine the amount of the Final Award with respect to the Performance Period, and the Participant will receive shares of Stock in settlement of the Final Award, (i) on a date to be selected by the Company between January 31 and March 15, 2018 (if the Final Award vests on January 31, 2018) or (ii) in any other case in which the Participant terminates employment and is entitled to accelerated vesting under Paragraph 2(c), within ten days thereafter, except to the extent that Code Section 409A(a)(2)(B)(i) requires that payment be postponed six months and one day after the date of the Participant’s “separation from service” (the “Settlement Date”). Notwithstanding the foregoing, the Company may, in its sole discretion and to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix)(B), terminate this Agreement and pay the Participant’s Final Award on a Settlement Date upon the occurrence of, or within 30 days before, upon or within twelve months after any Change in Control that constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
(b)The number of shares of Stock delivered to the Participant will equal the number of shares included in the Final Award, less applicable withholding and brokerage fees associated with the sale of any shares to pay applicable withholding. Any shares of Stock will be issued in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be. The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, cash equal to the Fair Market Value of such fractional share. Notwithstanding the foregoing, the Committee may direct that in lieu of settlement through delivery of Stock, the Participant’s Final Award will be settled by a single lump sum payment equal to the number of shares of Stock that would otherwise be issued in settlement of the Final Award multiplied by the Fair Market Value of a share of the Stock, less applicable withholding taxes. All Performance Stock Units that have become vested and are settled will be cancelled.
(c)The Company may retain the services of a third-party administrator to perform administrative services in connection with the Plan. To the extent the Company has retained such an administrator, any reference to the Company will be deemed to refer to any such third-party administrator retained by the Company, and the Company may require the Participant to exercise the Participant’s rights under this Agreement only through such third-party administrator.
5.Dividend Equivalents.
Upon distribution of the Final Award, the Participant will be entitled to receive payment of the same amount of cash, subject to applicable taxes, that the Participant would have received as cash dividends, as if, on each record date during the period beginning on the Grant Date and ending on the date of settlement of the Final Award, the Participant had been the holder of record of a number of shares of Stock equal to the number of shares included in the Participant’s Final Award.

6.Withholding.
(a)Upon distribution of the Final Award, the Company may satisfy its tax withholding obligations in any manner determined by the Committee, including by withholding a portion of the Participant’s cash compensation or by withholding a number of shares of Stock having a Fair Market Value, as determined by the Committee, equal to the amount required to be withheld. The Fair Market Value of any fractional share of Stock remaining after the withholding requirements are satisfied will be paid to the Participant in cash. The Company may also require the Participant to deliver a check in the amount of any tax withholding obligation, or to otherwise indemnify the Company, as a condition to the issuance of any stock hereunder.
(b)Dividend equivalents paid on Performance Stock Units are subject to applicable tax withholding as described in Paragraph 6(a).
7.Conditions on Award.
(a)Notwithstanding anything herein to the contrary, the Committee may cancel an award of Performance Stock Units, and may refuse to settle the Final Award, if before a Change in Control and during the period from the date of the Participant's termination of employment from the Company to the date of settlement of the Final Award, the Committee determines that the Participant has either (i) refused to be available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company with respect to any matter that was handled by the Participant or under the Participant's supervision while the Participant was in the employ of the Company or (ii) engaged in any activity in violation of the non-competition and/or non-solicitation covenants under the Employment Agreement or the Change in Control Agreement, as may apply.
(b)Notwithstanding anything herein to the contrary, the Participant may be required to forfeit or repay any or all shares of Stock and/or dividend equivalents received by the Participant under this Agreement pursuant to the terms of any compensation recovery or clawback policy that may be adopted by or applicable to the Company under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
8.Nontransferability.
Except as provided in Paragraph 9 of this Agreement, the Participant has no right to sell, assign, transfer, pledge, or otherwise alienate the Performance Stock Units, and any attempted sale, assignment, transfer, pledge or other conveyance will be null and void.
9.Beneficiary.
The Participant may designate a beneficiary to receive any settlement of any Final Award that may be made on or after the Participant’s death on the form or in the manner prescribed for such purpose by the Committee. Absent such designation, the Participant’s beneficiary will be the Participant's estate. The Participant may from time to time revoke or change the beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. If the Participant designates his spouse as beneficiary, such designation automatically will become null and void on the date of the Participant's divorce or legal separation from such spouse. The last such designation received by the Company will be controlling; provided, however, that no designation, or change or revocation thereof, will be effective unless received by the Company before the Participant’s death, and in no event will any designation be effective as of a date before such receipt. If the Committee is in doubt as to the identity of the beneficiary, the Committee may deem the Participant’s estate as the beneficiary, or the Company may apply to any court of appropriate jurisdiction and such application will be a complete discharge of the liability of the Company therefor.
10.Securities Law Restrictions.
(a)The Participant acknowledges that any stock that may be transferred to the Participant in settlement of the Final Award, is being acquired for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “Act”). The Participant agrees and acknowledges, with respect to any stock that has not been registered under the Act, that (i) the Participant will not sell or otherwise dispose of such stock except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which in the opinion of counsel for the Company is exempt from such registration, and (ii) a legend may be placed on the certificates for the stock to such effect. As further conditions to the issuance of the stock, the Participant agrees for himself or herself, the Participant’s beneficiary, and the Participant’s heirs, legatees and legal representatives, before such issuance, to execute and deliver to the Company such investment representations and warranties, and to take such other actions, as the Committee determines may be necessary or appropriate for compliance with the Act and any applicable securities laws.
(b)Notwithstanding anything herein to the contrary, the Committee, in its sole and absolute discretion, may delay settlement of or transferring stock to the Participant or the Participant’s beneficiary in settlement of the Final Award or may impose restrictions or conditions on the Participant’s (or any beneficiary’s) ability to directly or indirectly sell, hypothecate, pledge, loan, or otherwise encumber, transfer or dispose of the stock, if the Committee determines that such action is necessary or desirable for compliance with any applicable state, federal or foreign law, the requirements of any stock exchange on which the stock is then traded, or is requested by the Company or the underwriters managing any underwritten offering of the Company’s securities pursuant to an effective registration statement filed under the Act.
11.Voting Rights.
The Participant will have no voting rights with respect to the Performance Stock Units at any time before distribution of the Final Award.
12.Limited Interest.
(a)The grant of the Performance Stock Units will not be construed as giving the Participant any interest other than as provided in this Agreement. The Participant will have no rights as a shareholder as a result of the grant or vesting of the Performance Stock Units unless and until shares of Stock are issued in settlement of the Final Award.
(b)The grant of the Performance Stock Units will not confer on the Participant any right to continue as an employee or continue in service of the Company, nor interfere in any way with the right of the Company to terminate the Participant's employment at any time.
(c)The grant of the Performance Stock Units will not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger, consolidation or business combination of the Company, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instru-ment ahead of or affecting the stock or the rights of the holders thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other Company act or proceeding, whether of a similar character or otherwise.
(d)The Participant acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Performance Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Performance Stock Units or benefits in lieu of Performance Stock Units in the future. Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares or units to be granted, and restrictions placed on such shares or units.
13.Transfer of Personal Data.
The Company and, if the Participant is employed by a subsidiary of the Company, the Participant’s employer hold and control certain personal information about the Participant, including the Participant's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, tax jurisdiction, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or units awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan (“Data”). Visteon Corporation and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant's participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Company will protect the Data by insuring that any such recipients are certified under the U.S. - E.U. Safe Harbor Framework or have entered into an agreement to hold or process such Data in compliance with Safe Harbor Principles, the E.U. Model Clauses or similar legislation of the country where the Participant resides, and will receive, possess, use, retain and transfer the Data, in electronic or other form, solely for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Participant's behalf to a broker or other third party with whom the Participant may elect to deposit any shares of stock acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or direct the Company in writing or via email not to process or transfer Participant’s Data thereby discontinuing the Participant's participation in the Plan.
14.Incorporation by Reference.
The terms of the Plan are expressly incorporated herein by reference. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them under the Plan. In the event of any conflict between this Agreement and the Plan, the Agreement will govern.
15.Governing Law.
This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflict of laws principles thereof.
16.Severability.
In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision has not been inserted.
17.Amendment.
This Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of Visteon Corporation and the Participant.
18.Counterparts.
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.